Exhibit 99.1

SCIENTIFIC GAMES REPORTS FIRST QUARTER 2003 RESULTS

Revenues Increased 15%, Net Income of $11.3 Million Increased 57%

NEW YORK, NY, APRIL 24, 2003 — SCIENTIFIC GAMES CORPORATION [NASDAQ: SGMS] today announced results for the first quarter ended March 31, 2003.   Revenues for the first quarter of 2003 increased 15% to $123.3 million compared to $107.0 million for the comparable period in fiscal 2002. Net income before the non-cash preferred stock dividend was $11.3 million compared to $7.2 million in the first quarter of 2002, an increase of 57%. EBITDA (earnings before interest, taxes, depreciation and amortization — see the following EBITDA reconciliation) was $34.8 million in the first quarter of 2003 versus $30.1 million for the first quarter of 2002, an increase of 16%.

Diluted earnings per share were $0.13 in the first quarter of 2003 compared to $0.10 in the first quarter of 2002.   The company noted that the GAAP income tax provision for the first quarter of 2003 was 36% compared to approximately 14% in the first quarter of 2002 due to the recognition of its net loss carryforwards in the fourth quarter of 2002.  The cash tax rate is estimated to be approximately 18% for the full year 2003.

Revenue increases were primarily due to continued strong sales of instant tickets, the contributions from MDI Entertainment, Inc. (acquired in January 2003) and the investment in Scientific Games Latino America (made in June 2002), and lottery system sales.   The EBITDA increase was principally the result of higher instant ticket sales, especially for Cooperative Services customers, system sales, and continued lottery margin improvement.  The increases were partially offset by the severe winter weather conditions in the northeast and the war with Iraq, both of which impacted our pari-mutuel operations.

Lorne Weil, Chairman and CEO of Scientific Games, said, “We are pleased to report that the positive trends we noted in our fourth quarter report continued into the first quarter.  Our domestic customers are being asked to help fill state budget deficits resulting in a notable stimulation of instant ticket sales, especially in states using our Cooperative Services. According to the most recent issue of La Fleur’s Magazine, retail sales of instant lottery tickets grew by roughly 9% in the US in 2002, placing instant tickets among the fastest organically growing segments of the gaming industry.”

“The acquisition of MDI and our investment in Scientific Games Latino America have contributed to financial performance in line with expectations.  MDI has obtained several new licenses and has sold new games to lotteries in New Jersey, Virginia and New Hampshire - the performance of our new NBA® license has been especially encouraging.   We are similarly enthusiastic regarding the on-line contract we were recently awarded in Peru, worth an estimated $30 million over the initial five-year period. Our two new RaceView® centers in Torrington and Hartford, Connecticut, plus the introduction of our new Trophy Club™ player rewards program, helped overcome the effects of bad weather and the war on our Connecticut pari-mutuel operations.  Cellular phone card volumes continue to increase while cost improvements help to partially offset the pressure on margins.”

Guidance

We are maintaining our previous 2003 guidance of revenue of $500 million to $550 million, EBITDA of $140 to $155 million and net income per diluted share of $0.53 to $0.63.

Conference Call Details

Scientific Games Corporation invites you to join its conference call at 3:00 PM eastern time today by dialing 800-599-9829 or 617-847-8703 for international callers.  There will also be a live webcast accessible through www.scientificgames.com on the Investor Relations page.

A replay of the conference call will be available until midnight on Friday May 2, 2003 at 888-286-8010 or 617-801-6888 for international callers, passcode 29182522, and the webcast will be archived on www.scientificgames.com for 30 days.

About Scientific Games

Scientific Games Corporation is the leading integrated supplier of instant tickets, systems and services to lotteries, and the leading supplier of wagering systems and services to pari-mutuel operators.  It is also a licensed pari-mutuel gaming operator in Connecticut and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies.  Scientific Games’ customers are in the United States and more than 60 other countries.  For more information about Scientific Games, please visit our web site at www.scientificgames.com.

Safe Harbor

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  This information involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  For certain information regarding these risks and uncertainties, reference is made to Scientific Games’ Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

- TABLES FOLLOW -

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended March 31, 2002 and 2003

(Unaudited, in thousands, except per share amounts)

	2002	2003
Operating revenues:
Services	$92,503	105,267
Sales	14,469	18,070
	106,972	123,337
Operating expenses (exclusive of depreciation and amortization shown below):
Services	53,248	57,628
Sales	9,238	12,407
Amortization of service contract software	1,209	1,267
	63,695	71,302
Total gross profit	43,277	52,035
Selling, general and administrative expenses	14,361	18,461
Depreciation and amortization	9,197	9,781
Operating income	19,719	23,793
Other deductions:
Interest expense	11,451	6,232
Other income	(68)	(104)
	11,383	6,128
Income before income tax expense	8,336	17,665
Income tax expense	1,131	6,344
Net income	7,205	11,321
Convertible preferred stock paid-in-kind dividend	1,803	1,847
Net income available to common stockholders	$5,402	9,474

Basic and diluted net income per share:
Basic net income available to common stockholders	$0.13	0.16
Diluted net income available to common stockholders	$0.10	0.13

Weighted average number of shares used in per share calculations:
Basic shares	42,067	59,450
Diluted shares	71,725	87,932

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED BALANCE SHEET DATA

December 31, 2002 and March 31, 2003
(in thousands)

	December 31,	March 31,
	2002	2003
	(Audited)	(Unaudited)
Assets:
Cash and cash equivalents	$34,929	29,490
Other current assets	96,449	88,866
Property and equipment, net	200,866	194,167
Long-term assets	341,734	372,586
Total assets	$673,978	685,109

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$3,865	3,774
Other current liabilities	80,998	79,389
Long-term debt, excluding current portion	356,664	355,735
Other long-term liabilities	47,525	50,081
Stockholders’ equity	184,926	196,130
Total liabilities and stockholders’ equity	$673,978	685,109

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Three Months Ended March 31, 2002 and 2003

(Unaudited, in thousands,)

	Quarter Ended March 31, 2002
	Lottery Group	Pari-Mutuel Group	Venue Management Group	Telecom- munications Group	Totals

Service revenues	$58,078	19,624	14,801	—	92,503
Sales revenues	1,941	1,753	—	10,775	14,469
Total revenues	60,019	21,377	14,801	10,775	106,972
Cost of service	32,164	10,875	10,209	—	53,248
Cost of sales	1,482	734	—	7,022	9,238
Amortization of service contract software	583	626	—	—	1,209
Total operating expense	34,229	12,235	10,209	7,022	63,695
Gross profit	25,790	9,142	4,592	3,753	43,277
Selling, general and administrative expenses	6,483	1,838	629	1,148	10,098
Depreciation and amortization	5,406	2,809	420	475	9,110
Segment operating income	$13,901	4,495	3,543	2,130	24,069
Unallocated corporate expense					4,350
Consolidated operating income					$19,719

	Quarter Ended March 31, 2003
	Lottery Group	Pari-Mutuel Group	Venue Management Group	Telecom- munications Group	Totals

Service revenues	$70,964	18,930	15,373	—	105,267
Sales revenues	6,047	2,159	—	9,864	18,070
Total revenues	77,011	21,089	15,373	9,864	123,337
Cost of service	36,331	10,748	10,549	—	57,628
Cost of sales	4,485	1,253	—	6,669	12,407
Amortization of service contract software	661	606	—	—	1,267
Total operating expense	41,477	12,607	10,549	6,669	71,302
Gross profit	35,534	8,482	4,824	3,195	52,035
Selling, general and administrative expenses	9,233	2,351	902	1,214	13,700
Depreciation and amortization	5,673	2,769	503	647	9,592
Segment operating income	$20,628	3,362	3,419	1,334	28,743
Unallocated corporate expense					4,950
Consolidated operating income					$23,793

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME BEFORE NON-CASH PREFERRED
STOCK DIVIDENDS TO EBITDA
(Unaudited, in thousands)

	Quarter Ended March 31,
	2002	2003

Net income before non-cash preferred stock dividends	$7,205	11,321
Add: Income tax expense	1,131	6,344
Add: Depreciation and amortization expense	10,406	11,048
Add: Interest expense	11,451	6,232
Deduct: Other income	68	104
EBITDA	$30,125	34,841

                “EBITDA,” as included herein, represents operating income plus depreciation and amortization expenses.  EBITDA is included in this document as it is a basis upon which we assess our financial performance, and it provides useful information regarding our ability to service our debt.  EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of our profitability or liquidity.  EBITDA as defined in this document may differ from similarly titled measures presented by other companies.